UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 31, 2012

BofI HOLDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51201	33-0867444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12777 High Bluff Drive, Suite 100, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (858) 350-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 Other Events

On August 31, 2012, BofI Holding, Inc. (the "Company") issued a press release announcing that the Board of Directors approved the mandatory conversion of all outstanding shares of its 6.0% Series B Non-cumulative Perpetual Convertible Preferred Stock ("Preferred Stock") into Common Stock, par value $.01 per share ("Common Stock"), of the Company. The mandatory conversion date will be September 11, 2012 ("Mandatory Conversion Date").
On August 30, 2012, the trading price of the Common Stock closed at $23.52, marking the twentieth trading day in the previous 30 trading days that the Common Stock closed above $20.50, triggering the right of the Company to exercise its mandatory conversion right in accordance with the Certificate of Designations of the Preferred Stock.
On the Mandatory Conversion Date, holders of Preferred Stock will be entitled to receive 61.92 shares of Common Stock for each share of Preferred Stock converted, reflecting an approximate conversion price of $16.15 per share based on the initial issuance price of $1,000 per share of Preferred Stock. There are currently 20,132 shares of Preferred Stock outstanding, and a total of approximately 1,246,573 shares of Common Stock will be issued upon conversion of the Preferred Stock. Cash will be paid in lieu of fractional shares of Common Stock. The dividend that the Company paid on July 16, 2012 will be the final dividend declared on the Preferred Stock, and no dividend will be declared on the Preferred Stock for the interim period between June 30, 2012 and the Mandatory Conversion Date.
From and after the Mandatory Conversion Date, no shares of Preferred Stock will be deemed to be outstanding and all rights of the holders of the Preferred Stock will terminate, except for the right to receive the number of whole shares of Common Stock issuable upon conversion of the Preferred Stock and cash in lieu of any fractional shares of Common Stock, as described above.

Item 9.01 - Financial Statements and Exhibits

(d)    Exhibits.

99.1	Press Release of BofI Holding, Inc. dated August 31, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BofI HOLDING, INC.

Date: September 5, 2012	By:	/s/ Michael R. Sisk
Michael R. Sisk
SVP and Chief Accounting Officer